20TH CENTURY INDUSTRIES AND SUBSIDIARIES




EXHIBIT 11:  COMPUTATION OF EARNINGS PER COMMON SHARE




                                               1995               1994
                                               ----               ----

                                      (Amounts in thousands,  except per share data)

Primary:

Average shares outstanding                     51,440             51,387

Net effect of dilutive stock
  warrants and options based
  on the modified treasury
  stock method using average
  market price                                  5,784               -
                                           ----------          ---------

Totals                                         57,224             51,387
                                           ==========          =========


Net income (loss)                          $   69,630          $(498,020)
Dividends on preferred stock                  (19,573)              -
Net interest expense reduction                    317               -
                                           ----------          ---------
Net income (loss) applicable
  to common stock                          $   50,374          $(498,020)
                                           ==========          =========

Per share amount                           $      .88          $   (9.69)
                                           ==========          =========


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                               20TH CENTURY INDUSTRIES AND SUBSIDIARIES




EXHIBIT 11:  COMPUTATION OF EARNINGS PER COMMON SHARE (continued)



                                               1995               1994
                                               ----               ----

                                      (Amounts in thousands,  except per share data)

Fully diluted:


Average shares outstanding                     51,440             51,387

Net effect of dilutive stock
  warrants and options based
  on the modified treasury stock
  method using the higher of
  average market price or
  closing price                                 8,645               -

Assuming conversion
  of convertible
  preferred stock                              19,240               -
                                           ----------          ---------

Totals                                         79,325             51,387
                                           ==========          =========


Net income (loss) applicable
  to common stock                          $   69,630          $(498,020)
                                           ==========          =========

Per share amount                           $      .88          $   (9.69)
                                           ==========          =========


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